State of North Carolina
Department of the Secretary of State

ARTICLES OF AMENDMENT
BUSINESS CORPORATION

Pursuant to the § 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is: Piedmont Mining Company, Inc.

2.	The text of each amendment adopted is as follows (State below or attach):
See attached Certificate of Designation for Series A Preferred Stock

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

4.	The date of adoption of each amendment was as follows: March 1, 2011

5.	(Check either a, b, c, or d, whichever is applicable)

a. __ The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.
b. __ The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.
c.  x   The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (set forth a brief explanation of  why shareholder action was not required.)
The Articles of Incorporation, as amended, authorizes the Board of Directors to create and designate any series of the authorized and unissued class of Preferred Stock and determine the shares for such series.2
d. __ The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

CORPORATIONS DIVISION                                                                P.O. BOX 29622                                                        Raleigh, NC 27626-0622
(Revised January 2002)                                                                                                                                                                       (Form B-02)

ARTICLES OF AMENDMENT
BUSINESS CORPORATION

6.	These articles will be effective upon filing unless a delayed time and date is specified:

This is the 2nd day of March, 2011.

Piedmont Mining Company, Inc.

By:    /s/ Robert M. Shields Jr.
Chief Executive Officer

Notes:
1.  Filing fee is $50.  This document must be filed with the Secretary of State

CORPORATIONS DIVISION                                                                P.O. BOX 29622                                                     Raleigh, NC 27626-0622
(Revised January 2002)                                                                                                                                                (Form B-02)

CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS

OF SERIES A PREFERRED STOCK OF

PIEDMONT MINING COMPANY, INC.

Pursuant to Section 55-6-02 of the Business Corporation Act of the State of North Carolina, the undersigned Chief Executive Officer of Piedmont Mining Company, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of North Carolina, DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation's Articles of Incorporation, as amended, and in accordance with the provisions of the resolution creating a series of the class of the Corporation's authorized Preferred Stock designated as Series A Preferred Stock as follows:

FIRST: The Articles of Incorporation, as amended, of the Corporation authorize the issuance of 200,000,000 shares of common stock, no par value per share, and 50,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”) and, further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock, not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By approval of the Board of Directors of the Corporation at a  meeting on March 1 , 2011, the Board of Directors designated 200,000 shares of the Preferred Stock as Series A Preferred Stock.  The designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Series A Preferred Stock shall be as hereinafter described.

THIRD: Article IV of the Articles of Incorporation of this Corporation is amended to include the following:

Series A Preferred Stock

The Corporation shall designate a series of preferred stock, consisting of 200,000 shares, as Series A Preferred Stock which shall have the following designations, rights and preferences (“Series A Preferred”):

1.	Dividends. The holders of the Series A Preferred shall not be entitled to receive dividends paid on the Common Stock and the Series A Preferred shall not accrue any dividends.

2.	Liquidation Preference. The holders of the Series A Preferred shall not be entitled to a liquidation preference.

3.	Conversions. The shares of Series A Preferred shall not be convertible into or exchangeable for any other security of the Corporation.

4.
Voting Rights. Each share of Series A Preferred shall entitle the holder thereof to One Thousand (1,000) votes, and with respect to such vote, shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together as a single class with holders of common stock and any other series of preferred stock then outstanding, with respect to any question or matter upon which holders of common stock have the right to vote. Series A Preferred shall also entitle the holders thereof to vote the shares as a separate class as set forth herein and as required by law. In the event of any stock split, stock dividend or reclassification of the Corporation’s common stock, the number of votes which attach to each share of Series A Preferred shall be adjusted in the same proportion as any adjustment to the number of outstanding shares of common stock. The voting rights of the Series A Preferred shall be applicable regardless of the number of shares the Corporation has as authorized but unissued shares of Common Stock.

All voting rights of Series A Preferred shall cease upon a reverse stock split of the Corporation’s outstanding shares of Common Stock which has been approved by a majority of the Corporation’s voting shares (which includes the voting rights of the Series A Preferred) subsequent to a filed Schedule 14A or Schedule 14C Information Statement (“Reverse Stock Split”).  Upon the effective date of a Reverse Stock Split, shares of Series A Preferred will not have any voting rights and holders of the Series A Preferred will no longer be entitled to notice of any shareholders’ meeting.

5.
Protective Provisions. Subject to the rights of series of Series A Preferred which may from time to time come into existence, so long as any shares of Series A Preferred are outstanding, this Corporation shall not without first obtaining the approval (by written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A Preferred, voting together as a class:

(a)	Increase or decrease the total number of authorized shares of Series A Preferred;

(b)
Effect an exchange, reclassification, or cancellation of all or a part of the Series A Preferred, including a reverse stock split, but excluding a stock split, so long as the Series A Preferred’s rights are not diminished in connection therewith;

(c)
Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred other than as provided herein or in any Share Exchange Agreement or related documents entered into between the Corporation and the holders of the Series A Preferred; or

(d)
Alter or change the rights, preferences or privileges of the shares of Series A Preferred so as to affect adversely the shares of such series, including the rights set forth in this Certificate of Designation.

6.
No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred against impairment. Notwithstanding the foregoing, nothing in this Certificate of Designation shall prohibit the Corporation from amending its Articles of Incorporation with the requisite consent of its shareholders and the Board of Directors.

7.
 No Preemptive Rights. No holder of the Series A Preferred shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class.

8.	Restrictions Upon Transfer.

(a)
The holders of Series A Preferred shall not, directly or indirectly, Transfer (as defined below) any shares of Series A Preferred held and any such purported Transfer shall be of no force or effect and shall not be recognized by the Corporation. The term “Transfer” or any derivation thereof, shall mean to give, sell, assign, pledge, encumber or otherwise dispose of, transfer or permit to be transferred.

(b)	The following legend will be endorsed upon the certificate representing shares of Series A Preferred:

THE TRANSFERABILITY OF THE SHARES OF SERIES A PREFERRED REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE PROVISIONS OF THE CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK OF PIEDMONT MINING COMPANY, INC. FILED WITH THE STATE OF NORTH CAROLINA, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION, AND ANY TRANSFER OF SUCH SHARES OF SERIES A PREFERRED STOCK IN VIOLATION OF SUCH RESTRICTIONS IS VOID.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER SAID ACT OR (ii) DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY IN FORM AND SUBSTANCE TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED FOR RESALE OF THESE SECURITIES.

9.
 No Other Rights.  Series A Preferred shall not have any other rights, preferences, privileges, voting powers, or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, not set forth herein or in the Articles of Incorporation, as amended, or as provided by applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its Chief Executive Officer as of this 2nd day of March  2011.

Piedmont Mining Company. Inc.

By:	/s/ Robert M. Shields
Robert M. Shields, Jr.
Chief Executive Officer